Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and between
MUTUALFIRST FINANCIAL, INC.
and
UNIVERSAL BANCORP

Dated as of October 4, 2017

TABLE OF CONTENTS
Page

PREAMBLE		1

RECITALS		1

ARTICLE I THE MERGER		2

1.1	The Merger.	2
1.2	Effective Time.	2
1.3	Effects of the Merger.	2
1.4	Conversion of Stock.	2
1.5	Incorporation Documents and Bylaws of the Surviving Company.	4
1.6	Directors and Officers.	4
1.7	Additional Actions.	4
1.8	The Bank Merger.	4

ARTICLE II DELIVERY OF MERGER CONSIDERATION		5

2.1	Exchange Agent.	5
2.2	Deposit of Merger Consideration	5
2.3	Delivery of Merger Consideration.	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF UNIVERSAL		7

3.1	Corporate Organization.	7
3.2	Capitalization.	9
3.3	Authority; No Violation.	9
3.4	Consents and Approvals.	10
3.5	Reports	10
3.6	Financial Statements and Internal Controls.	11
3.7	Broker's Fees	12
3.8	Absence of Certain Changes or Events.	12
3.9	Legal Proceedings.	12
3.10	Taxes and Tax Returns.	13
3.11	Employees.	14
3.12	Compliance with Applicable Law	16
3.13	Certain Contracts.	17
3.14	Agreements with Regulatory Agencies.	18
3.15	Risk Management Instruments	18
3.16	Environmental Matters	19
3.17	Investment Securities, Commodities and BOLI.	19
3.18	Title	19
3.19	Intellectual Property.	20
3.20	Related Party Transactions.	21
3.21	State Takeover Laws.	21
3.22	Reorganization. Neither	21
3.23	Opinion of Financial Advisor.	21
3.24	Universal Information.	22
3.25	Loan Portfolio.	22
3.26	Insurance	23
3.27	Fiduciary Business.	23
3.28	Books and Records.	23
3.29	Indemnification	23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST		23

4.1	Corporate Organization.	24
4.2	Capitalization.	24
4.3	Authority; No Violation.	25
4.4	Consents and Approvals.	26
4.5	Reports.	26
4.6	Financial Statements and Internal Controls.	26
4.9	Legal Proceedings.	28
4.10	Taxes and Tax Returns	28
4.11	Employees.	29
4.12	SEC Reports.	29
4.13	Compliance with Applicable Law.	30
4.14	Agreements with Regulatory Agencies.	30
4.15	Risk Management Instruments.	31
4.16	Environmental Matters.	31
4.17	Investment Securities and Commodities.	31
4.18	Title.	32
4.19	Intellectual Property.	32
4.20	Reorganization.	33
4.21	MutualFirst Information.	33
4.22	Loan Portfolio.	33
4.23	Insurance.	34
4.24	Fiduciary Business.	34
4.25	Books and Records.	34
4.26	Indemnification	34

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		34

5.1	Universal Conduct of Businesses Prior to the Effective Time.	34
5.2	Universal Forbearances	35
5.3	MutualFirst Conduct of Business Prior to the Effective Time.	38
5.4	MutualFirst Forbearances.	38

ARTICLE VI ADDITIONAL AGREEMENTS		38

6.1	Regulatory Matters.	38
6.2	Access to Information; Current Information.	40
6.3	Shareholder Meeting.	41
6.4	Reservation of Common Stock; Nasdaq Listing.	42
6.5	Employee Matters.	42
6.6	Officers' and Directors' Insurance; Indemnification.	44
6.7	Exemption from Liability Under Section 16(b).	45
6.8	No Solicitation.	45
6.9	Notification of Certain Matters.	46
6.10	Correction of Information.	47
6.11	Integration	47
6.12	Coordination; Integration.	47
6.13	Delivery of Agreements.	47

ARTICLE VII CONDITIONS PRECEDENT		47

7.1	Conditions to Each Party's Obligations.	47
7.2	Conditions to Obligations of MutualFirst.	48
7.3	Conditions to Obligations of Universal.	49

ARTICLE VIII TERMINATION AND AMENDMENT		50

8.1	Termination.	50
8.2	Effect of Termination.	52
8.3	Fees and Expenses.	52
8.4	Termination Fee.	53
8.5	Amendment.	53
8.6	Extension; Waiver	53

ARTICLE IX GENERAL PROVISIONS		54

9.1	Closing.	54
9.2	Non-survival of Representations, Warranties and Agreements.	54
9.3	Notices.	54
9.4	Interpretation.	55
9.5	Counterparts.	55
9.6	Entire Agreement.	55
9.7	Governing Law, Jurisdiction, Venue and Construction	55
9.8	Publicity.	55
9.9	Assignment; Third Party Beneficiaries.	56
9.10	Specific Performance; Time of the Essence.	56
9.11	Waiver of Jury Trial	56

SIGNATURES		57

EXHIBITS

Exhibit A Form of Voting Agreement
Exhibit B Form of Officer's Agreement
Exhibit C	Form of Plan of Bank Merger
Exhibit D	Third Party Consents

INDEX OF DEFINED TERMS

Definition	Page

Acceptable Confidentiality Agreement	46
Acquisition Proposal	46
Adjusted MutualFirst Ratio	52
Adjusted Per Share Stock Consideration	51, 52
Agreement	8
Articles of Merger	2
Average Closing Price	52
Bank Merger	4
Bank Merger Certificates	5
Bank Plan of Merger	4
BHC Act	7
BOLI	19
Cancelled Shares	3
Change in Recommendation	46
Claim	44
Closing	55
Closing Date	55
Code	8
Confidentiality Agreement	41
Covered Employees	42
Determination Date	52
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	10
Environmental Laws	19
ERISA	14
Exchange Act	21
Exchange Agent	5
Exchange Agent Agreement	5
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	3
FDIC	8
Federal Reserve Board	10
FHLB	9
Form S-4	10
GAAP	8
General Corporation Law	2
Governmental Entity	10
HSA	47
Index Price	52
Insurance Amount	44
Intellectual Property	20
IRS	13
IT Assets	21
Letter of Transmittal	5
Liens	9
Loans	22

v

Material Adverse Effect	8
Merger	8
Merger Consideration	2
Monetary Liens	20
Multiemployer Plan	15
Multiple Employer Plan	15
Multiple Employer Welfare Arrangement	15
MutualFirst	8
MutualFirst Articles	24
MutualFirst Bylaws	24
MutualFirst Common Stock	2
MutualFirst Disclosure Schedule	23
MutualFirst Leased Properties	32
MutualFirst Owned Properties	32
MutualFirst Ratio	51
MutualFirst Real Property	32
MutualFirst Regulatory Agreement	31
MutualFirst Reports	30
MutualFirst Stock Options	25
MutualFirst Stock Plans	25
MutualFirst Subsidiary	24
Officer's Agreement	8
Parties	8
Per Share Cash Consideration	2
Per Share Stock Consideration	2
Permitted Encumbrances	20
Proxy Statement	10
PTO	43
Regulatory Agencies	11
Requisite Regulatory Approvals	48
Sarbanes-Oxley Act	27
SEC	10
Secretary of State	2
Securities Act	10
SRO	11
Starting Date	52
Starting Price	52
Superior Proposal	46
Surviving Bank	4
Surviving Company	8
Takeover Statutes	21
Tax	14
Tax Return	14
Taxes	14
Termination Fee	53
Total Payments	44
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	48
Universal	8
Universal Articles	8
Universal Bank Call Reports	11
Universal Benefit Plans	14

Universal Board Recommendation	42
Universal Bylaws	8
Universal Common Stock	2
Universal Confidential Information	45
Universal Contract	18
Universal Disclosure Schedule	7
Universal ERISA Affiliate	14
Universal Financial Statements	11
Universal Indemnified Party	44
Universal Individuals	45
Universal Insiders	45
Universal Leased Properties	20
Universal Owned Properties	20
Universal Qualified Plans	15
Universal Real Property	20
Universal Regulatory Agreement	18
Universal Representatives	45
Universal Shareholder Approval	9
Universal Shareholder Meeting	41
Universal Subsidiary	8
Voting Agreement	8

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of October 4, 2017 (this "Agreement"), by and between MutualFirst Financial, Inc., a Maryland corporation ("MutualFirst"), and Universal Bancorp, an Indiana corporation ("Universal", and together with MutualFirst, the "Parties").
RECITALS
A. The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which Universal will, on the terms and subject to the conditions set forth in this Agreement, merge with and into MutualFirst (the "Merger"), with MutualFirst as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Company").
B. As a condition to the willingness of MutualFirst to enter into this Agreement, all of the directors of Universal have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with MutualFirst.
C. As a condition to the willingness of MutualFirst to enter into this Agreement, certain of the officers of BloomBank, the wholly owned Indiana chartered bank subsidiary of Universal, have entered into agreements with MutualFirst (each an "Officer's Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger.
E. The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F. The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER

1.1     The Merger.
(a)     Subject to the terms and conditions of this Agreement, in accordance with general corporation law of the states of incorporation of MutualFirst and Universal (the "General Corporation Law"), at the Effective Time (as defined in Section 1.2), Universal shall merge with and into MutualFirst. MutualFirst shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Universal shall cease.
(b)     Subject to the consent of Universal, which shall not be unreasonably withheld or delayed, MutualFirst may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of MutualFirst with Universal) if and to the extent requested by MutualFirst; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Universal, (ii) adversely affect the tax consequences of the Merger to the shareholders of Universal or the tax treatment of either party pursuant to this Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.
1.2     Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and MutualFirst shall cause to be filed with the Secretary of State of the State of Maryland (the "Secretary of State"), articles of merger and a short form plan of merger as required (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the General Corporation Law of the State of Maryland.
1.4     Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Universal, MutualFirst or the holders of any of the following securities:
(a)     MutualFirst Common Stock.  Each share of common stock, $.01 par value, of MutualFirst ("MutualFirst Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $.01 par value, of the Surviving Company.
(b)     Universal Common Stock.  Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of Universal ("Universal Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) 15.600 shares of MutualFirst Common Stock (subject to any adjustments pursuant to Sections 1.4(e) and 8.1(h))(the "Exchange Ratio") (the "Per Share Stock Consideration"), plus (ii), $250 in cash without interest (the "Per Share Cash Consideration" and together, the "Merger Consideration"). The aggregate number of shares of Universal Common Stock issued and outstanding immediately prior to the Effective Time shall not be greater than 75,996 shares of Universal Common Stock, which is the number of shares issued and outstanding on the date hereof.  All of the shares of Universal Common Stock converted into the right to receive the Merger

Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Universal Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of Universal Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of Universal Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)     Cancelled Shares.  Shares of Universal Common Stock that are owned immediately prior to the Effective Time by Universal or MutualFirst (other than shares of Universal Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of Universal Common Stock held, directly or indirectly, by Universal or MutualFirst in respect of a debt previously contracted (any such shares, "DPC Common Shares") shall be cancelled and shall cease to exist and no stock of MutualFirst, cash or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(d)     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Universal  Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who exercises dissenters' rights when and in the manner required under the General Corporation Law of the state of incorporation of Universal shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of the General Corporation Law of the state of incorporation of Universal (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the General Corporation Law and this Section 1.4(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Universal Common Stock under the applicable General Corporation Law. If any shareholder dissenting pursuant to the General Corporation Law and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Universal Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Universal Common Stock, in accordance with Section 1.4(b), without any interest thereon. Universal shall give MutualFirst (i) prompt notice of any written notices to exercise dissenters' rights in respect of any shares of Universal Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the General Corporation Law and received by Universal relating to shareholders' dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the applicable General Corporation Law. Universal shall not, except with the prior written consent of MutualFirst, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of Universal Common Stock for which dissenters' rights have been perfected shall be returned to MutualFirst upon demand.

(e)     Adjustment to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of MutualFirst Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Universal Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such event.
1.5     Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of MutualFirst in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of MutualFirst, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.6     Directors and Officers. The directors of MutualFirst immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, MutualFirst's Board of Directors shall select two mutually agreeable existing Universal directors to become members of the Board of Directors of MutualFirst as of the Effective Time. The officers of MutualFirst immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.7     Additional Actions.  If, at any time after the Effective Time, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Universal acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Universal, and its proper officers and directors, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Company are fully authorized in the name of Universal or the Surviving Company or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
1.8     The Bank Merger. Immediately after the Effective Time, MutualFirst intends to merge BloomBank, an Indiana-chartered commercial bank and wholly owned subsidiary of Universal, with and into MutualBank, an Indiana-chartered commercial bank and wholly owned subsidiary of MutualFirst (the "Bank Merger") in accordance with the provisions of applicable state and federal banking laws and regulations, and MutualBank shall be the resulting institution or surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of BloomBank and MutualBank, respectively, to approve, a separate combination agreement/plan of merger (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit C, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Universal shall cause BloomBank, and

MutualFirst shall cause MutualBank, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the "Bank Merger Certificates").
ARTICLE II

 DELIVERY OF MERGER CONSIDERATION
2.1     Exchange Agent. Prior to the Effective Time, MutualFirst shall appoint MutualFirst's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2     Deposit of Merger Consideration. At or prior to the Effective Time, MutualFirst shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue an aggregate number of shares of MutualFirst Common Stock equal to the stock portion of the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, the cash portion of the aggregate Merger Consideration plus, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the "Exchange Fund") and Buyer shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3     Delivery of Merger Consideration.
(a)     As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of Universal's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)     As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Universal Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Universal Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)     No dividends or other distributions with respect to MutualFirst Common Stock shall be paid to the holder of any un-surrendered Existing Certificate with respect to the shares of MutualFirst Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of MutualFirst Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of MutualFirst Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the MutualFirst Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)     In the event of a transfer of ownership of an Existing Certificate representing Universal Common Stock prior to the Effective Time that is not registered in the stock transfer records of Universal, the Merger Consideration, any cash in lieu of a fractional share of MutualFirst Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such Universal Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of MutualFirst that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, MutualFirst) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of MutualFirst Common Stock otherwise payable pursuant to this Agreement to any holder of Universal Common Stock such amounts as the Exchange Agent or MutualFirst, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent or MutualFirst, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Universal Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or MutualFirst, as the case may be.

(e)     After the Effective Time, there shall be no transfers on the stock transfer books of Universal of the shares of Universal Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Universal Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of MutualFirst Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)     Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of MutualFirst Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to MutualFirst Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of MutualFirst.  In lieu of the issuance of any such fractional share, MutualFirst shall pay to each former shareholder of Universal who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Average Closing Price of MutualFirst Common Stock as defined in Section 8.1(h) by (ii) the fraction of a share (after taking into account all shares of Universal Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of MutualFirst Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)     Any portion of the Exchange Fund that remains unclaimed by the shareholders of Universal at the expiration of six months after the Effective Time shall be paid to MutualFirst.  In such event, any former shareholders of Universal who have not theretofore complied with this Article II shall thereafter look only to MutualFirst with respect to the Merger Consideration, and any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the MutualFirst Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of MutualFirst, Universal, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Universal Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)     In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by MutualFirst or the Exchange Agent, the posting by such person of a bond in such amount as MutualFirst or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF UNIVERSAL
Except as disclosed in the disclosure schedule delivered by Universal to MutualFirst concurrently herewith (the "Universal Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Universal Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Universal that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on Universal and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Universal hereby represents and warrants to MutualFirst as follows:

3.1     Corporate Organization.
(a)     Universal is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  Universal has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  Universal is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Universal.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to MutualFirst, Universal or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the consummation of the transactions contemplated hereby or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or its banking Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of Universal (the "Universal Articles") and the bylaws of Universal (the "Universal Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Universal to MutualFirst.

(b)     Each Subsidiary of Universal (a "Universal Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Universal and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Universal Disclosure Schedule, there are no restrictions on the ability of any Subsidiary of Universal to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of BloomBank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Universal Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Universal as of the date hereof.  Neither Universal nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and stock in the Federal Home Loan Bank of Indianapolis (the "FHLB").  BloomBank is not in material violation of any of its organizational documents.

3.2     Capitalization.
(a)     The authorized capital stock of Universal consists of 100,000 shares of Universal Common Stock and 100,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 75,996 shares of Universal Common Stock issued and outstanding, and (ii) no other shares of capital stock or other voting securities of Universal issued, reserved for issuance or outstanding, other than trust preferred securities issued by Universal Preferred Trust in the amount of $5,000,000.00 (the "Trust").  All of the issued and outstanding shares of Universal Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Universal may vote.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Universal to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Universal Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Universal Common Stock to which Universal is a party.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Universal or any of its Subsidiaries) are outstanding.

(b)     Except as set forth in Section 3.2(b) of the Universal Disclosure Schedule, Universal owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Universal Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to BloomBank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Universal Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)     Universal does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3     Authority; No Violation.
(a)     Universal has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Universal.  The Board of Directors of Universal has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Universal and its shareholders and has directed that this Agreement be submitted to Universal's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Universal Common Stock (the "Universal Shareholder Approval"), no other corporate proceedings on the part of Universal are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by Universal and (assuming due authorization, execution and delivery by MutualFirst) constitutes a valid and binding obligation of Universal, enforceable against

Universal in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)     Neither the execution and delivery of this Agreement by Universal or the Bank Plan of Merger by BloomBank, nor the consummation of the Merger by Universal or the Bank Merger by BloomBank, nor compliance by Universal or BloomBank with any of the terms and provisions of this Agreement or the Bank Plan of Merger, will (i) assuming the Universal Shareholder Approval is obtained, violate any provision of the Universal Articles or Universal Bylaws or the organization or governing documents of any Universal Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Universal or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b) of the Universal Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Universal or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Universal or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

3.4     Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Indiana Department of Financial Institutions (the "DFI") and the FDIC and approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of Universal's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by MutualFirst in connection with the transactions contemplated by this Agreement (the "Form S-4") to, among other things, register any securities issuable by MutualFirst in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Secretary of State of Maryland and the filing of the Bank Merger Certificates, and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of MutualFirst Common Stock pursuant to this Agreement and the approval of the listing of such MutualFirst Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Universal of this Agreement or (B) the consummation by Universal of the Merger or the consummation by BloomBank of the Bank Merger.  As of the date hereof, Universal is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5     Reports. To the knowledge of Universal, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, including the DFI, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an "SRO") ((i) - (v) together with the SEC, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Universal and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Universal, investigation into the business or operations of Universal or any of its Subsidiaries since January 1, 2014.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Universal or any of its Subsidiaries.

3.6     Financial Statements and Internal Controls.
(a)     The audited consolidated balance sheets (including related notes and schedules, if any) of Universal and its Subsidiaries as of June 30, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) of Universal and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of Universal and its Subsidiaries for the nine month period ended March 31, 2017 (collectively, the "Universal Financial Statements") have been previously made available to MutualFirst. The Universal Financial Statements fairly present the consolidated financial position and results of operations of Universal and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Universal Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the of lack footnotes. The financial and accounting books and records of Universal and its Subsidiaries have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Crowe Horwath LLP has not resigned (or informed Universal that it intends to resign) or been dismissed as independent public accountants of Universal as a result of or in connection with any disagreements with Universal on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

  (b)     The call reports of BloomBank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2015 through the Closing Date (the "BloomBank Call Reports") have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)     As of the date of the most recent balance sheet included in the Universal Financial Statements, Universal on a consolidated basis had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP which are not fully reflected or reserved against on the most recent balance sheet included in the Universal Financial Statements (including any notes thereto).

(d)     The allowance for loan loss account of BloomBank as reflected in the BloomBank Call Report for the quarter ended June 30, 2017, was as of such date, and the amount thereof contained in the financial books and records of BloomBank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with BloomBank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of Universal and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Universal or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Universal's (or any Universal Subsidiary's) system of internal accounting controls.

(f)          Since January 1, 2014, (i) neither Universal nor any of its Subsidiaries, nor to the knowledge of Universal, any director, officer, employee, auditor, accountant or any representative of Universal or any of its Subsidiaries has received  or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of Universal or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Universal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Universal or any of its Subsidiaries, or any other person, whether or not employed by Universal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by Universal or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors of Universal or any of its Subsidiaries, or any committee thereof.

3.7     Broker's Fees. With the exception of the engagement of Boenning & Scattergood, Inc., neither Universal nor any Universal Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Universal has disclosed to MutualFirst as of the date hereof the aggregate fees provided for in connection with the engagement by Universal of Boenning & Scattergood, Inc. related to the Merger and the Bank Merger.

3.8     Absence of Certain Changes or Events.
(a)     Since June 30, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Universal.

(b)     Since June 30, 2016, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Universal and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9     Legal Proceedings.
(a)     Except as set forth in Section 3.9(a) of the Universal Disclosure Schedule, neither Universal nor any of its Subsidiaries is a party to any, and there are no pending or, to Universal's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Universal or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)     There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon Universal, any of its Subsidiaries or the assets of Universal or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10     Taxes and Tax Returns.
(a)     Each of Universal and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither Universal nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of Universal and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Universal and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Universal nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Universal and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Universal nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Universal or its Subsidiaries or the assets of Universal or its Subsidiaries.  Universal has made available to MutualFirst true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither Universal nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Universal and its Subsidiaries).  Neither Universal nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Universal) or (B) has any liability for the Taxes of any person or entity (other than Universal or any of its Subsidiaries) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Universal nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Universal nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Universal been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where Universal or a Universal Subsidiary does not file Tax Returns that Universal or such Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Universal nor any of its Subsidiaries has filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  Neither Universal nor any Universal Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)     As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)     As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11     Employees.
(a)     Section 3.11(a) of the Universal Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Universal, any Universal Subsidiary, or any trade or business of Universal or any of its Subsidiaries, whether or not incorporated, all of which together with Universal would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Universal ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Universal or any of its Subsidiaries or any Universal ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Universal or any of its Subsidiaries or any Universal ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Universal Benefit Plans").

(b)     Universal has heretofore made available to MutualFirst true and complete copies of each of the Universal Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Universal Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Universal Benefit Plan, and (iv) the most recently prepared actuarial report for each Universal Benefit Plan (if applicable) for each of the last two (2) years.

(c)     Each Universal Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Universal nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Universal Benefit Plan, and neither Universal nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)     Section 3.11(d) of the Universal Disclosure Schedule identifies each Universal Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "Universal Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Universal may rely, with respect to each Universal

Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Universal, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Universal Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Universal Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)     Each Universal Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)     Neither Universal, any of its Subsidiaries or any Universal ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any Universal Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA).  No Universal Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)     None of Universal and its Subsidiaries nor any Universal ERISA Affiliate has, ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA (a "Multiple Employer Welfare Arrangement"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Universal and its Subsidiaries nor any Universal ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan.

(h)     Except as set forth in Section 3.11(h) of the Universal Disclosure Schedule, neither Universal nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)     All contributions required to be made to any Universal Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Universal Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Universal.

(j)     There are no pending or, to the knowledge of Universal, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Universal's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Universal Benefit Plan, any fiduciaries thereof with respect to their duties to a Universal Benefit Plan or the assets of any trust under any Universal Benefit Plans which could reasonably be expected to result in any liability of Universal or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Universal Benefit Plan, or any other party.

(k)     None of Universal and its Subsidiaries nor any Universal ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Universal Benefit Plans or their related trusts, Universal, any of its Subsidiaries, any Universal ERISA Affiliate or any person that Universal or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)     Except as set forth in Section 3.11(l) of the Universal Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Universal or any of its Subsidiaries, or result in any limitation on the right of Universal or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Universal Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Universal or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Universal nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Universal or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Universal Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Universal has made available to MutualFirst copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby and Universal shall provide updated Section 280G calculations to MutualFirst at least five (5) days prior to the Closing Date.

(m)     There are no pending or, to Universal's knowledge, threatened material labor grievances or unfair labor practice claims or charges against Universal or any of its Subsidiaries, or any strikes or other labor disputes against Universal or any of its Subsidiaries.  Neither Universal nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Universal or any of its Subsidiaries and, to the knowledge of Universal, there are no organizing efforts by any union or other group seeking to represent any employees of Universal or any of its Subsidiaries.

(n)     Neither Universal nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Universal Benefit Plans.

(o)     No condition exists as a result of which Universal or any of its Subsidiaries would have any liability, whether absolute or contingent, under any Universal benefit Plan with respect to any misclassification of a person performing services for Universal or any of its Subsidiaries as an independent contractor rather than as an employee.  All individuals participating in the Universal Benefit Plans are in fact eligible and authorized to participate in such Universal Benefit Plan.

3.12     Compliance with Applicable Law. Universal and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Universal, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Universal and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Universal or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  BloomBank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Universal, or its Subsidiaries, or to the knowledge of Universal, any director, officer, employee, agent or other person acting on behalf of Universal or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Universal or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Universal or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Universal or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Universal or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Universal or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Universal or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13     Certain Contracts.
(a)     Except as set forth in Section 3.13(a) of the Universal Disclosure Schedule, as of the date hereof, neither Universal nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, Universal shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MutualFirst, Universal, the Surviving Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Universal or any of its Subsidiaries or affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Universal Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, Universal shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Universal or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Universal or its Subsidiaries, (ix) that involves the payment by Universal or any of its Subsidiaries of more than $25,000 per annum or $50,000 in the aggregate (other than any such contracts which are terminable by Universal or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Universal or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Universal or any of its Subsidiaries in connection with the sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Universal Disclosure Schedule, is referred to herein as a "Universal Contract," and neither Universal nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)     To the knowledge of Universal, (i) each Universal Contract is valid and binding on Universal or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Universal and each of its Subsidiaries has performed all material obligations required to be performed by it under each Universal Contract, (iii) each third-party counterparty to each Universal Contract has performed all material obligations required to be performed by it under such Universal Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Universal or any of its Subsidiaries under any such Universal Contract.

3.14     Agreements with Regulatory Agencies. Neither Universal nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Universal Disclosure Schedule, a "Universal Regulatory Agreement"), nor has Universal or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Universal Regulatory Agreement.

3.15     Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Universal, any of its Subsidiaries or for the account of a customer of Universal or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Universal or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Universal and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Universal's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16     Environmental Matters. To the knowledge of Universal, it and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Universal, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Universal or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of Universal, threatened against Universal or any of its Subsidiaries.  To the knowledge of Universal, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Universal nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  To the knowledge of Universal, there are no underground storage tanks located at any Universal Real Property (as defined in Section 3.18).

3.17     Investment Securities, Commodities and BOLI.
(a)     Each of Universal and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Universal or its Subsidiaries.  Such securities and commodities are valued on the books of Universal in accordance with GAAP.

(b)     Universal and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Universal believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Universal has made available to MutualFirst the material terms of such policies, practices and procedures.

(c)     Section 3.17(c) of the Universal Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by Universal or its Subsidiaries, including the value of its BOLI. Universal and its Subsidiaries have taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Universal Financial Statements in accordance with GAAP. Except as set forth in Section 3.17(c) of the Universal Disclosure Schedule, all BOLI set forth in Section 3.17(c) of the Universal Disclosure Schedule is owned solely by Universal or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit plans, programs and agreements under Universal or its Subsidiaries' BOLI.   Neither Universal nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.18     Title. Universal or a Universal Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Universal Financial Statements as being owned by Universal or a Universal Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the

"Universal Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Universal Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Universal Leased Properties" and, collectively with the Universal Owned Properties, the "Universal Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Universal's knowledge, the lessor.  There are no pending or, to the knowledge of Universal, threatened condemnation proceedings against any Universal Real Property.  Universal or a Universal Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Universal Financial Statements as being owned by Universal or a Universal Subsidiary or acquired after the date thereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19     Intellectual Property.

(a)     Universal and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Universal: (i) (A) the use of any Intellectual Property by Universal and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Universal or any Universal Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Universal that Universal or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of Universal or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Universal or its Subsidiaries, and (iii) neither Universal nor any Universal Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Universal or any Universal Subsidiary, and Universal and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Universal and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form

(including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)     To the knowledge of Universal, the IT Assets operate and perform as required by Universal and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Universal, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of Universal, no person has gained unauthorized access to the IT Assets.  To the knowledge of Universal, Universal and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  Universal and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  Universal and its Subsidiaries take reasonable measures, which are to the knowledge of Universal, adequate to comply with all applicable laws and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20     Related Party Transactions. Except as set forth in Section 3.20 of the Universal Disclosure Schedule, there are no "covered transactions" between BloomBank or any of its subsidiaries and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Universal or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 ("Exchange Act") of Universal or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Universal Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Universal), on the other hand, except those of a type available to employees of Universal or its Subsidiaries generally or those related to compensation solely resulting from an employment relationship.

3.21     State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Universal has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to Universal or any of its Subsidiaries.

3.22     Reorganization. Neither Universal nor any Universal Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23     Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Universal has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Boenning & Scattergood, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Universal Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24     Universal Information. The information relating to Universal and its Subsidiaries which is provided by Universal or its representatives for inclusion in the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25     Loan Portfolio.
(a)     As of the date hereof, except as set forth in Section 3.25(a) of the Universal Disclosure Schedule, neither Universal nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Universal or any Subsidiary of Universal is a creditor which, as of June 30, 2017, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Universal or any of its Subsidiaries, or to the knowledge of Universal, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the Universal Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Universal and its Subsidiaries that, as of June 30, 2017, were classified by Universal as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), (B) each asset of Universal or any of its Subsidiaries that, as of June 30, 2017, was classified as "Other Real Estate Owned" and the book value thereof, and (C) each Loan classified by BloomBank as a Troubled Debt Restructuring as defined by GAAP.

(b)     To Universal's knowledge, each Loan of Universal and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Universal and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception; provided, however, that Universal and its Subsidiaries make no representation with respect to the collectability of any such Loan.

(c)     Each outstanding Loan originated, administered and/or serviced by Universal or any of its Subsidiaries was originated, administered and/or serviced by Universal or a Universal Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Universal and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)     With respect to Loans serviced by Universal or any of its Subsidiaries on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the Universal Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)     None of the agreements pursuant to which Universal or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)     There are no outstanding Loans made by Universal or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Universal or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)     Neither Universal nor any of its Subsidiaries is now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26     Insurance.  Except as would not be expected to have a Material Adverse Effect on Universal, (a) Universal and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Universal reasonably has determined to be prudent and consistent with industry practice, and Universal and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Universal and its Subsidiaries, Universal or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27     Fiduciary Business.  Each of Universal and each Universal Subsidiary has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28     Books and Records.  The corporate and stock (ownership) record books of Universal and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of Universal and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.29     Indemnification.  To the knowledge of Universal, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Universal or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Universal or any of its Subsidiaries.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF MUTUALFIRST

Except (i) as disclosed in the disclosure schedule delivered by MutualFirst to Universal concurrently herewith (the "MutualFirst Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the MutualFirst Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MutualFirst that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on MutualFirst, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any MutualFirst Reports (as defined in Section 4.11) filed with the SEC by MutualFirst prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), MutualFirst hereby represents and warrants to Universal as follows:

4.1     Corporate Organization.
(a)     MutualFirst is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act.  MutualFirst has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on MutualFirst.  True and complete copies of the articles of incorporation of MutualFirst (the "MutualFirst Articles") and the bylaws of MutualFirst (the "MutualFirst Bylaws"), as in effect as of the date of this Agreement, have previously been made available by MutualFirst to Universal.

(b)     Each Subsidiary of MutualFirst (a "MutualFirst Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on MutualFirst, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of MutualFirst to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of MutualBank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the MutualFirst Disclosure Schedule sets forth a true and complete list of all Subsidiaries of MutualFirst as of the date hereof.  MutualBank is not in material violation of any of its organizational documents.

4.2     Capitalization.
(a)     The authorized capital stock of MutualFirst consists of 20,000,000 shares of MutualFirst Common Stock, $.01 par value, and 5,000,000 shares of preferred stock, $.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of June 30, 2017, there were (i) 7,344,233 shares of MutualFirst Common Stock issued and outstanding, (ii) 284,561 shares of MutualFirst Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of MutualFirst Common Stock granted under the MutualFirst Stock Plans ("MutualFirst Stock Options"), (iii) 58,003 shares of MutualFirst Common Stock reserved for issuance pursuant to future grants under the MutualFirst Stock Plans, and (iv) no other shares of capital stock or other voting securities of MutualFirst issued, reserved for issuance or outstanding.  As used herein, the "MutualFirst

Stock Plans" means all employee and director equity incentive plans of MutualFirst in effect as of the date of this Agreement.  All of the issued and outstanding shares of MutualFirst Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.   As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MutualFirst may vote.  Other than MutualFirst Stock Options issued prior to the date of this Agreement, as of the date hereof, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MutualFirst to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of MutualFirst Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the MutualFirst Common Stock.  Other than the MutualFirst Stock Options outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of MutualFirst or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)     MutualFirst owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MutualFirst Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable (except, with respect to MutualBank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No MutualFirst Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3     Authority; No Violation.
(a)     MutualFirst has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of MutualFirst and no other corporate action on the part of MutualFirst is necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by MutualFirst and (assuming due authorization, execution and delivery by Universal) constitutes a valid and binding obligation of MutualFirst, enforceable against MutualFirst in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The MutualFirst Common Stock to be issued in the Merger has been validly authorized and when issued, will be validly issued, fully paid and non-assessable, and no current or past shareholder of MutualFirst will have any preemptive right or similar rights in respect thereof.

(b)     Neither the execution and delivery of this Agreement by MutualFirst or the Bank Plan of Merger by MutualBank, nor the consummation of the Merger by MutualFirst or the Bank Merger by MutualBank, nor compliance by MutualFirst or MutualBank with any of the terms of this Agreement or the Bank Plan of Merger, will (i) violate any provision of the MutualFirst Articles or MutualFirst Bylaws or the organization or governing documents of any MutualFirst Subsidiary, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MutualFirst, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MutualFirst or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which MutualFirst or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.
4.4     Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by MutualFirst of this Agreement or (ii) the consummation by MutualFirst of the Merger and the consummation by MutualBank of the Bank Merger.  As of the date hereof, MutualFirst is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5     Reports.  To the knowledge of MutualFirst, it and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of MutualFirst and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MutualFirst, investigation into the business or operations of MutualFirst or any of its Subsidiaries since January 1, 2014.  Except as set forth in Section 4.5 of the MutualFirst Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MutualFirst or any of its Subsidiaries.
4.6     Financial Statements and Internal Controls.
(a)     The financial statements of MutualFirst and its Subsidiaries included (or incorporated by reference) in the MutualFirst Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MutualFirst and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of MutualFirst and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of MutualFirst and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  BKD LLP has not resigned (or informed MutualFirst that it intends to resign) or been dismissed as independent public accountants of MutualFirst as a result of or in connection with any disagreements with MutualFirst on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)     As of the date of this Agreement, neither MutualFirst nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of MutualFirst included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since June 30, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)     The records, systems, controls, data and information of MutualFirst and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MutualFirst or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MutualFirst.  MutualFirst (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MutualFirst, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of MutualFirst by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MutualFirst's outside auditors and the audit committee of MutualFirst's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MutualFirst's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MutualFirst's internal controls over financial reporting.  These disclosures were made in writing by management to MutualFirst's auditors and audit committee and a copy has previously been made available to Universal.  There is no reason to believe that MutualFirst's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)     Since January 1, 2014, (i) neither MutualFirst nor any of its Subsidiaries, nor, to the knowledge of MutualFirst, any director, officer, employee, auditor, accountant or representative of MutualFirst or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MutualFirst or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MutualFirst or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MutualFirst or any of its Subsidiaries, or other person, whether or not employed by MutualFirst or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by MutualFirst, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of MutualFirst or any of its Subsidiaries or any committee thereof.

4.7     Broker's Fees. With the exception of the engagement of Keefe, Bruyette & Woods, neither MutualFirst nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  MutualFirst has disclosed to Universal as of the date hereof the aggregate fees provided for in connection with the engagement by MutualFirst of Keefe, Bruyette & Woods related to the Merger and the Bank Merger

4.8     Absence of Certain Changes or Events.
(a)     Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MutualFirst.

(b)     Since December 31, 2016 to the date of this Agreement, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, MutualFirst and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9     Legal Proceedings.
(a)     Neither MutualFirst nor any of its Subsidiaries is a party to any, and there are no pending or, to MutualFirst's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MutualFirst or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on MutualFirst, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)     There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon MutualFirst, any of its Subsidiaries or the assets of MutualFirst or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10     Taxes and Tax Returns.  Each of MutualFirst and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, neither MutualFirst nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of MutualFirst and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of MutualFirst and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither MutualFirst nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of MutualFirst and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither MutualFirst nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of MutualFirst or its Subsidiaries or the assets of MutualFirst or its Subsidiaries.  MutualFirst has made available to Universal true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years.  Neither MutualFirst nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MutualFirst and its Subsidiaries).  Neither MutualFirst nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the

Code.  Neither MutualFirst nor any of its Subsidiaries has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has MutualFirst been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11     Employees.
(a)     As used in this Agreement, the term "MutualFirst Benefit Plans" means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which MutualFirst, any MutualFirst Subsidiary, or any trade or business of MutualFirst or any of its Subsidiaries, whether or not incorporated, all of which together with MutualFirst would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "MutualFirst ERISA Affiliate"), that are currently available to employees joining MutualFirst or any of its Subsidiaries or any MutualFirst ERISA Affiliate.

(b)     Each MutualFirst Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)     No MutualFirst Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)     All contributions required to be made to any MutualFirst Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MutualFirst Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MutualFirst.

(e)     There are no pending or, to the knowledge of MutualFirst, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to MutualFirst's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any MutualFirst Benefit Plan, any fiduciaries thereof with respect to their duties to a MutualFirst Benefit Plan or the assets of any trust under any MutualFirst Benefit Plan which could reasonably be expected to result in any material liability of MutualFirst or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a MutualFirst Benefit Plan, or any other party.

 (f)     There are no pending or, to MutualFirst's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against MutualFirst or any of its Subsidiaries, or any strikes or other labor disputes against MutualFirst or any of its Subsidiaries.  Neither MutualFirst nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MutualFirst or any of its Subsidiaries and, to the knowledge of MutualFirst, there are no organizing efforts by any union or other group seeking to represent any employees of MutualFirst or any of its Subsidiaries.

4.12     SEC Reports.  MutualFirst has previously made available to Universal an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 and prior to the date hereof by MutualFirst pursuant to the Securities Act or the Exchange Act (the "MutualFirst Reports") and (b) communication mailed by MutualFirst to its shareholders since January 1, 2016 and prior to the date hereof, and no such MutualFirst Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All MutualFirst Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  No executive officer of MutualFirst has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the MutualFirst Reports.

4.13     Compliance with Applicable Law.  MutualFirst and each of its Subsidiaries hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of MutualFirst, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  MutualFirst and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MutualFirst or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  MutualBank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of MutualFirst, or its Subsidiaries, or to the knowledge of MutualFirst, any director, officer, employee, agent or other person acting on behalf of MutualFirst or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MutualFirst or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MutualFirst or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MutualFirst or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MutualFirst or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for MutualFirst or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MutualFirst or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.14     Agreements with Regulatory Agencies.  Except as set forth in Section 4.13 of the MutualFirst Disclosure Schedule, neither MutualFirst nor any of its Subsidiaries is subject to any cease-

and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MutualFirst Disclosure Schedule, a "MutualFirst Regulatory Agreement"), nor has MutualFirst or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such MutualFirst Regulatory Agreement.

4.15     Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MutualFirst, any of its Subsidiaries or for the account of a customer of MutualFirst or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of MutualFirst or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  MutualFirst and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MutualFirst's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16     Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on MutualFirst, MutualFirst and its Subsidiaries are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of MutualFirst, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MutualFirst or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against MutualFirst or any of its Subsidiaries.  To the knowledge of MutualFirst, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither MutualFirst nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.17     Investment Securities and Commodities.
(a)     Each of MutualFirst and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MutualFirst or its Subsidiaries.  Such securities and commodities are valued on the books of MutualFirst in accordance with GAAP.

(b)     MutualFirst and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that MutualFirst believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, MutualFirst has made available to Universal the material terms of such policies, practices and procedures.

4.18     Title.  MutualFirst or a MutualFirst Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the MutualFirst Reports as being owned by MutualFirst or a MutualFirst Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "MutualFirst Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such MutualFirst Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "MutualFirst Leased Properties" and, collectively with the MutualFirst Owned Properties, the "MutualFirst Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MutualFirst's knowledge, the lessor.  There are no pending or, to the knowledge of MutualFirst, threatened condemnation proceedings against any MutualFirst Real Property. MutualFirst or a MutualFirst Subsidiary has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the MutualFirst Reports as being owned by MutualFirst or a MutualFirst Subsidiary or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.19      Intellectual Property.

(a)     MutualFirst and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on MutualFirst: (i) (A)  the use of any Intellectual Property by MutualFirst and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which MutualFirst or any MutualFirst Subsidiary acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to MutualFirst that MutualFirst or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of MutualFirst or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MutualFirst or its Subsidiaries, and (iii) neither MutualFirst nor any MutualFirst Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by MutualFirst or any MutualFirst Subsidiary, and MutualFirst and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MutualFirst and its Subsidiaries.

(b)     To the knowledge of MutualFirst, the IT Assets operate and perform as required by MutualFirst and its Subsidiaries in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of MutualFirst, the IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization the IT Assets or (ii) otherwise adversely affect the functionality of the IT Assets.  To the knowledge of MutualFirst, no person has gained unauthorized access to the IT Assets.  To the knowledge of MutualFirst, MutualFirst and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other contracts.  MutualFirst and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology.  MutualFirst and its Subsidiaries take reasonable measures, which are to the knowledge of MutualFirst, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.20     Reorganization.  Neither MutualFirst nor any MutualFirst Subsidiary has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.21     MutualFirst Information.  The information relating to MutualFirst and its Subsidiaries to be contained in the Form S-4, and the information relating to MutualFirst and its Subsidiaries that is provided by MutualFirst or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to Universal or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.22     Loan Portfolio.
(a)     As of the date hereof, except as set forth in Section 4.21(a) of the MutualFirst Disclosure Schedule, neither MutualFirst nor any of its Subsidiaries is a party to any Loan in which MutualFirst or any Subsidiary of MutualFirst is a creditor which, as of June 30, 2017, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the MutualFirst Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of MutualFirst and its Subsidiaries that, as of June 30, 2017, were classified by MutualFirst as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), (B) each asset of MutualFirst or any of its Subsidiaries that, as of June 30, 2017, was classified as "Other Real Estate Owned" and the book value thereof, and (C) each Loan classified by MutualBank as a Troubled Debt Restructuring as defined by GAAP.

(b)     To MutualFirst's knowledge, each Loan of MutualFirst and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MutualFirst and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)     Each outstanding Loan originated, administered and/or serviced by MutualFirst or any of its Subsidiaries was originated, administered and/or serviced, by MutualFirst or a MutualFirst Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MutualFirst and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules.

(d)     None of the agreements pursuant to which MutualFirst or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)     There are no outstanding Loans made by MutualFirst or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MutualFirst or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)     Neither MutualFirst nor any of its Subsidiaries is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.23     Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on MutualFirst, (a) MutualFirst and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MutualFirst reasonably has determined to be prudent and consistent with industry practice, and MutualFirst and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of MutualFirst and its Subsidiaries, MutualFirst or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.24     Fiduciary Business.  MutualFirst and each of its Subsidiaries has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

4.25     Books and Records.  The corporate and stock (ownership) record books of MutualFirst and its Subsidiaries are complete and accurate and reflect all meetings, consents, other actions of the board of directors and shareholders (owners) of MutualFirst and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

4.26     Indemnification.  To the knowledge of MutualFirst, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of MutualFirst or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from MutualFirst or any of its Subsidiaries.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1     Universal Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of MutualFirst, during the period from the date of this Agreement to the Effective Time, Universal shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Universal or MutualFirst or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the transactions contemplated hereby.

5.2     Universal Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Universal shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MutualFirst (which shall not be unreasonably withheld or delayed with respect to subsections (d), (g), (i), (l), (m), (n), (p) or (r)):
(a)     Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock or other ownership interest.
(b)     Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)     Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Universal or to another wholly owned Subsidiary of Universal; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing:
(d)     Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of Universal or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) retention bonuses to employees as described and set forth in Section 5.2(d) of the Universal Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than twenty thousand dollars ($20,000) in the aggregate for employees and directors to attend conventions, training programs, or similar meetings after the date hereof.
(e)     Benefit Plans. Except as required by law, enter into, establish, adopt, modify, amend, renew, or terminate any Universal Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.
(f)     Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)     Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)     Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.

(i)     Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice including the sale of the guaranteed portion of SBA 7A loans (but in the case of a sale, after giving MutualFirst or MutualBank a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.
(j)     Governing Documents. Amend its organizational documents (or similar governing documents).
(k)     Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)     Contracts. Enter into or terminate any Universal Contract or amend or modify in any material respect or renew any existing Universal Contract.
(m)     Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of twenty-five thousand dollars ($25,000) (exclusive of any amounts paid directly or reimbursed to Universal or any of its Subsidiaries under any insurance policy maintained by Universal or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Universal and its Subsidiaries, taken as a whole.
(n)     Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Universal nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)     Deposit Taking and Other Bank Activities. In the case of BloomBank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)     Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account except purchases and sales of securities consistent with past practices to maintain investment portfolios of Universal and the Universal Subsidiaries that have risk and asset mix characteristics similar to those as of the date hereof; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)     Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.

(r)     Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2016; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and BloomBank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of two hundred thousand dollars ($200,000), (b) any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) and (c) any Loan or extension of credit that would result in BloomBank's aggregate direct or indirect exposure to the borrowing relationship  exceeding one million dollars ($1,000,000) shall require the prior consent of the Chief Credit Officer of MutualBank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.
(s)     Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)     Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Universal's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)     Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)     Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)     Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and transactions in "federal funds").
(x)     Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed five thousand dollars ($5,000) individually, and twenty thousand dollars ($20,000) in the aggregate.
(y)     New Lines of Business. Develop, market or implement any new line of business.
(z)     Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)     Performance of Obligations. Take any action that is likely to materially impair Universal's ability to perform any of its obligations under this Agreement or BloomBank to perform any of its obligations under the Bank Plan of Merger.

(bb)     Commitments. Agree or commit to do any of the foregoing.
5.3     MutualFirst Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Universal, during the period from the date of this Agreement to the Effective Time, MutualFirst shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Universal or MutualFirst or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or to consummate the transactions contemplated hereby.
5.4     MutualFirst Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Universal during the period from the date of this Agreement to the Effective Time, MutualFirst shall not, and shall not permit any of its Subsidiaries to:
(a)     Governing Documents.  Amend the MutualFirst Articles or MutualFirst Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Universal Common Stock (upon their receipt of MutualFirst Common Stock in the Merger).
(b)     Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of MutualFirst's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(c)     Performance Obligations. Take any action that is likely to materially impair MutualFirst's ability to perform any of its obligations under this Agreement or MutualBank to perform any of its obligations under the Bank Plan of Merger.
(d)     Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1     Regulatory Matters.
(a)     As promptly as practicable following the date of this Agreement, MutualFirst shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Universal and MutualFirst, will be included. Each of MutualFirst and Universal shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Universal and MutualFirst shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Universal shall thereafter mail or deliver the

Proxy Statement to its shareholders. MutualFirst shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Universal shall furnish all information concerning Universal and the holders of Universal Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to Universal or MutualFirst, or any of their respective affiliates, directors or officers, should be discovered by Universal or MutualFirst that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Universal's shareholders.
(b)     In addition to their obligations pursuant to Section 6.1(a), Universal and MutualFirst shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. MutualFirst and Universal shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of MutualFirst Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Universal and MutualFirst, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)     Subject to the terms and conditions set forth in this Agreement, MutualFirst and Universal shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Universal (in the case of MutualFirst) or MutualFirst (in the case of Universal) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, MutualFirst shall, and shall cause MutualBank to, use commercially reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the DFI, and FDIC within forty-five (45) days after the date hereof. Universal and MutualFirst shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Universal or MutualFirst, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.
(d)     Each of MutualFirst and Universal shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of MutualFirst, Universal or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)     Each of MutualFirst and Universal shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2     Access to Information; Current Information.
(a)     Upon reasonable notice and subject to applicable laws, each of MutualFirst and Universal, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of MutualFirst and Universal shall, and shall cause its respective Subsidiaries to, make available to the other party, all other information concerning its business, properties and personnel as such party may reasonably request.  Universal shall also provide the officers of MutualFirst and/or MutualBank with access to the lending personnel of BloomBank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time.  Neither MutualFirst nor Universal nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MutualFirst's or Universal's, as the case may be, customers, jeopardize the attorney-client privilege of the party in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     Universal shall permit, and shall cause its Subsidiaries to permit, MutualFirst and/or an environmental consulting firm selected by MutualFirst, at the sole expense of MutualFirst, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by Universal or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at MutualFirst's sole expense), MutualFirst shall indemnify Universal and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.
(c)     Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Universal shall, upon the request of MutualFirst, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of MutualFirst regarding the financial condition, operations and business of Universal and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. BloomBank shall also provide the Chief Credit Officer of MutualBank or his or her designee with all materials provided to members of BloomBank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, Universal will deliver to MutualFirst all reports filed by it or any of its Subsidiaries with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all BloomBank Call Reports and regulatory information filed with the Federal Reserve Board, the FDIC and the DFI. Universal will also deliver to MutualFirst as soon as practicable all quarterly and annual financial statements of Universal and its Subsidiaries prepared with respect to periods ending on or after June 30, 2017. As soon as practicable after the end of each month, Universal will deliver to MutualFirst in electronic form (i) the monthly deposit and loan trial balances of BloomBank, (ii) the monthly analysis of BloomBank's investment portfolio, (iii) monthly balance sheet and income statement of Universal and its Subsidiaries, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the Universal Disclosure Schedule for the then current period.
(d)     During the period from the date hereof to the Effective Time, Universal shall provide MutualFirst with board or committee packages and minutes of meetings of the boards of directors or committees thereof of Universal and BloomBank promptly following any board or committee meeting; provided however, that the board and committee packages and minutes provided to MutualFirst may exclude (i) any materials relating to the transactions contemplated by this Agreement or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to MutualFirst would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Governmental Entity, or (iii) any materials that are otherwise reasonably deemed by the Universal Board of Directors to be confidential.
(e)     All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of May 26, 2017 (the "Confidentiality Agreement").
(f)     No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3     Shareholder Meeting. Universal shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Indiana, the Universal Articles and the Universal Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "Universal Shareholder Meeting") for the purpose of seeking the Universal Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the Universal Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x)

cause the Universal Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Universal Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the Universal shareholders approve this Agreement and the Merger (the "Universal Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, Universal shall not be required to hold the Universal Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Universal Shareholder Meeting.
6.4     Reservation of Common Stock; Nasdaq Listing.
(a)     MutualFirst agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of MutualFirst Common Stock to fulfill its obligations under this Agreement.
(b)     MutualFirst shall use its commercially reasonable best efforts to cause the shares of MutualFirst Common Stock to be issued to the holders of Universal Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.5     Employee Matters.
(a)     Following the Effective Time, MutualFirst shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees of Universal and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation programs which are substantially comparable to the employee benefits and compensation programs that are made available to similarly situated employees of MutualFirst or its Subsidiaries (other than Universal and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of MutualFirst or its Subsidiaries; and (ii) until such time as MutualFirst shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of MutualFirst or its Subsidiaries (other than Universal and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation programs of Universal and its Subsidiaries that are continued by MutualFirst or a MutualFirst Subsidiary shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the MutualFirst Benefit Plans may commence at different times with respect to each MutualFirst Benefit Plan).
(b)     To the extent that a Covered Employee becomes eligible to participate in a MutualFirst Benefit Plan, MutualFirst shall cause such MutualFirst Benefit Plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with Universal, its Subsidiaries or their predecessors for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable Universal Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to any MutualFirst Benefit Plan that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, MutualFirst or its applicable Subsidiary shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such MutualFirst or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Universal Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off ("PTO") benefits, service accrued with Universal from the most recent hire date with Universal, its Subsidiaries or their predecessors shall be credited for determining a Covered Employee's eligibility and length of vacation or PTO under the MutualFirst vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the MutualFirst plan from the Covered Employee's vacation or PTO entitlement for the calendar year in which the Closing Date occurs.
(c)     Prior to the Effective Time, Universal shall take, and shall cause its Subsidiaries to take, all actions reasonably requested by MutualFirst that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Universal Benefit Plan for such period as may be requested by MutualFirst, (ii) facilitate the merger of any Universal Benefit Plan into any employee benefit plan maintained by MutualFirst or a MutualFirst Subsidiary, and/or (iii) amend or terminate one or more Universal Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to MutualFirst's prior review and approval, which shall not be unreasonably withheld.
(d)     MutualFirst agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any full time Covered Employee who is terminated without cause during such one-year period and who is not otherwise subject to an employment agreement, change in control agreement, or severance agreement will be provided with severance benefits as described in Section 6.5(d) of the MutualFirst Disclosure Schedule.

(e)     Each employee of Universal or its Subsidiaries who is a party to a stay bonus agreement or similar agreement and who is listed on Exhibit B has, as of the date of this Agreement, entered into a new Officer's Agreement with MutualFirst or a MutualFirst Subsidiary which shall become effective at the Effective Time.  All employment, change in control, severance agreements, stay bonus and similar agreements listed in Section 3.11(a) of the Universal Disclosure Schedule shall be terminated by Universal or a Universal Subsidiary, as applicable, and all benefits due thereunder shall be paid immediately prior to the Effective Time by Universal or a Universal Subsidiary, consistent with the requirements of Section 409A of the Code, and the benefits vested under the other Universal Benefit Plans, with respect to employees, officers, directors and consultants of Universal or any of its Subsidiaries or affiliates who are not retained immediately following the Effective Time shall be honored by the Surviving Company or a MutualFirst Subsidiary unless such Universal Benefit Plan is terminated prior to the Effective Time.

(f)     Nothing in this Agreement shall confer upon any employee, officer, director or consultant of MutualFirst or Universal or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, Universal, MutualFirst or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, Universal, MutualFirst or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of MutualFirst or Universal or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause, subject to appropriate payments being made pursuant to any existing contractual rights of the parties.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Company or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Universal Benefit Plan, MutualFirst Benefit Plan, or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of MutualFirst or Universal or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(g)     In the event that any disqualified individual of Universal or its Subsidiaries receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then Universal will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6     Officers' and Directors' Insurance; Indemnification.
(a)     For three (3) years from and after the Effective Time, MutualFirst shall maintain officers' and directors' liability insurance covering the persons who are covered by Universal's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend during the coverage period more than an amount equal to 150% of the annual premium most recently paid by Universal (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and further provided that if MutualFirst is unable to maintain or obtain the insurance called for by this Section 6.6(a), MutualFirst shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. The officers and directors of Universal or its Subsidiaries may be required to make application and provide customary representations and warranties to MutualFirst's insurance carrier for the purpose of obtaining such insurance.
(b)     For six (6) years from and after the Effective Time, MutualFirst shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Universal or any of its Subsidiaries (each, an "Universal Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of MutualFirst, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a Universal Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Universal or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of Universal and its Subsidiaries and to the fullest extent otherwise permitted by law.
(c)     In connection with the indemnification provided pursuant to Section 6.6(b), MutualFirst and/or a MutualFirst Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each Universal Indemnified Person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Universal

Indemnified Person or multiple Universal Indemnified Persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to MutualFirst and (ii) will cooperate in the defense of any such matter.
(d)     This Section 6.6 shall survive the Effective Time, is intended to benefit each Universal Indemnified Person (each of whom shall be entitled to enforce this Section against MutualFirst), and shall be binding on all successors and assigns of MutualFirst.
(e)     In the event MutualFirst or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of MutualFirst assume the obligations set forth in this Section 6.6.
6.7     Exemption from Liability Under Section 16(b). Each of the Board of Directors of MutualFirst and Universal or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Universal Insiders of MutualFirst Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "Universal Insiders" means those officers and directors of Universal who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of MutualFirst in conjunction with the Merger.
6.8     No Solicitation.
(a)     Universal agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and the officers, directors, and employees of Universal and its Subsidiaries (the "Universal Individuals") not to, and will use its commercially reasonable best efforts to cause Universal's and its Subsidiaries' agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "Universal Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets ("Universal Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. Universal will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than MutualFirst with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)     Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the Universal Shareholder Approval, in the event Universal receives an unsolicited Acquisition Proposal and the Board of Directors of Universal determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Universal may, and may permit its Subsidiaries and the Universal Individuals and the Universal Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Universal than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished Universal Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Universal determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.
(c)     The Board of Directors of Universal shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to MutualFirst, the Universal Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to MutualFirst the Universal Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of Universal (including any committee thereof) may, at any time prior to obtaining the Universal Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Universal determines in good faith (after consultation with Universal's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of Universal may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given MutualFirst at least four (4) business days, following MutualFirst's initial receipt of written notice that the Board of Directors of Universal has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by MutualFirst, the Board of Directors of Universal determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)     Universal will promptly (and in any event within two (2) business days) advise MutualFirst in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep MutualFirst apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)     As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Universal or BloomBank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Universal or BloomBank, other than the transactions contemplated by this Agreement.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of Universal concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9     Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse

Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of Universal and MutualFirst shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.
6.10     Correction of Information. Each of Universal and MutualFirst shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11     Integration. From and after the date hereof, Universal shall, and shall cause BloomBank and its and BloomBank's directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit MutualBank to train BloomBank employees who are expected to continue employment with MutualBank, including excusing such employees from their duties for the purpose of training and orientation by MutualBank and (ii) cause BloomBank's data processing consultants and software providers to cooperate and assist BloomBank and MutualBank in connection with the planned electronic and systematic conversion of all applicable data of BloomBank to the MutualBank system to occur after the Effective Time, in each case without undue disruption to BloomBank's business, during normal business hours and at the expense of MutualFirst or MutualBank (not to include BloomBank's regular employee payroll).
6.12     Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Universal shall cause the Chief Executive Officer and Chief Financial Officer of BloomBank to assist and confer with the officers of MutualBank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of MutualBank, as the resulting bank in the Bank Merger.
6.13     Delivery of Agreements.  Universal shall cause the Voting Agreements to be executed by its directors and the Officer's Agreements to be executed by its officers and delivered to MutualFirst prior to or simultaneously with the execution of this Agreement.
6.14     Universal Contribution to HSA.  Immediately prior to the Effective Time, Universal or BloomBank shall contribute up to $2,000 per Covered Employee to such employee's Health Savings Account ("HSA").
ARTICLE VII

 CONDITIONS PRECEDENT
7.1     Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Universal and MutualFirst, at or prior to the Closing Date of the following conditions:
(a)     Shareholder Approval. The Universal Shareholder Approval shall have been obtained.

(b)     Nasdaq Listing. The shares of MutualFirst Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)     Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)     No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.
(e)     Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of MutualFirst including any condition that would increase the minimum regulatory capital requirements of MutualFirst or MutualBank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
7.2     Conditions to Obligations of MutualFirst. The obligation of MutualFirst to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by MutualFirst, at or prior to the Closing Date, of the following conditions:
(a)     Representations and Warranties. The representations and warranties of Universal set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Changes), and Section 3.24 (Universal Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on the Closing Date; and

(C)
no other representation or warranty of Universal shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Universal has had or would reasonably be expected to result in a Material Adverse Effect on Universal;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and MutualFirst shall have received a certificate signed on behalf of Universal by the Chief Executive Officer or the Chief Financial Officer of Universal to the foregoing effect.
(b)     Performance of Obligations of Universal. Universal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and MutualFirst shall have received a certificate signed on behalf of Universal by the Chief Executive Officer or the Chief Financial Officer of Universal to such effect.
(c)     Dissenting Shares.  Dissenting Shares shall be less than ten percent (10%) of the issued and outstanding shares of Universal Common Stock.
(d)     Third Party Consents.  Universal shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit D, in form and substance reasonably satisfactory to MutualFirst, to enable MutualFirst or a MutualFirst Subsidiary to receive the full benefit under such contracts following the consummation of the transactions contemplated by this Agreement without the payment of any penalty or premium.
(e)     Opinion of Tax Counsel.  MutualFirst shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to MutualFirst, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of MutualFirst and Universal.
(f)     Executed Officer's Agreements.  MutualFirst shall have received executed Officer's Agreements from each officer of Universal or BloomBank as set forth in Exhibit B.
7.3     Conditions to Obligations of Universal. The obligation of Universal to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by Universal, at or prior to the Closing Date, of the following conditions:
(a)     Representations and Warranties. The representations and warranties of MutualFirst set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Changes) and Section 4.20 (MutualFirst Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true or current as of such date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of MutualFirst shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of MutualFirst has had or would reasonably be expected to result in a Material Adverse Effect on MutualFirst;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and Universal shall have received a certificate signed on behalf of MutualFirst by the Chief Executive Officer or the Chief Financial Officer of MutualFirst to the foregoing effect.
(b)     Performance of Obligations of MutualFirst. MutualFirst shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Universal shall have received a certificate signed on behalf of MutualFirst by the Chief Executive Officer or the Chief Financial Officer of MutualFirst to such effect.
(c)     Opinion of Tax Counsel.  Universal shall have received an opinion from SmithAmundsen, special counsel to Universal, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, SmithAmundsen may require and rely upon representations contained in letters from each of MutualFirst and Universal.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Universal Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)     by the written mutual consent of Universal and MutualFirst;
(b)     by either Universal or MutualFirst, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)     by either Universal or MutualFirst, if the Merger shall not have been consummated on or before June 30, 2018, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)     by either Universal or MutualFirst (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Universal, in the case of a termination by MutualFirst, or MutualFirst, in the case of a termination by Universal, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)     by MutualFirst if (i) the Board of Directors of Universal (or any committee thereof) shall have failed to make the Universal Board Recommendation or made a Change in Recommendation or (ii) Universal shall have materially breached any of the provisions set forth in Section 6.8 or (iii) Universal shall have refused to call or hold the Universal Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)     by Universal prior to obtaining the Universal Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Universal has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a);
(g)     by either Universal or MutualFirst, if the provisions of Section 8.1(e) are not applicable and the shareholders of Universal fail to provide the Universal Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof; or
(h)     By Universal at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:
(A)     the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and
(B)     (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "MutualFirst Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the "Index Ratio"); subject to the following: if Universal elects to exercise its termination right pursuant to Section 8.1(h), it shall give prompt written notice to MutualFirst; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, MutualFirst shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.
For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of "Adjusted Per Share Stock Consideration") after such increase is not less than 80% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.
For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted MutualFirst Ratio is not less than the Index Ratio.
If MutualFirst makes this election, within such period, it shall give prompt written notice to Universal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to "Exchange Ratio" and "Per Share Stock Consideration" shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 8.1(h).
For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:
"Adjusted MutualFirst Ratio" means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Universal Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of MutualFirst Common Stock shall be deemed to be the Average Closing Price.
"Adjusted Per Share Stock Consideration" means the product of the Per Share Stock Consideration times the Average Closing Price.
"Average Closing Price" means the average of the last reported closing prices per share of MutualFirst Common Stock as reported on the Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.
"Determination Date" shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the Nasdaq, the trading day immediately preceding such calendar day.
"Index Price" on a given date means the closing price of the Nasdaq Bank Index.
"Starting Date" means August 9, 2017.
"Starting Price" means $35.30.
If MutualFirst declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the MutualFirst Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
8.2     Effect of Termination. In the event of termination of this Agreement by either Universal or MutualFirst as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Universal, MutualFirst, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3     Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Universal, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by MutualFirst, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4     Termination Fee.
(a)     If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), Universal shall immediately following such termination pay MutualFirst an amount equal to $2,500,000 (the "Termination Fee"), and (ii) in the case of termination under Section 8.1(f), Universal shall, simultaneously with such termination and as a condition thereof, pay MutualFirst the Termination Fee, in each case in same-day funds.
(b)     If this Agreement is terminated by either party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination Universal or BloomBank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Universal shall immediately pay MutualFirst the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)     The payment of the Termination Fee shall fully discharge Universal from any and all liability under this Agreement and related to the transactions contemplated herein, and MutualFirst shall not be entitled to any other relief or remedy against Universal. If the Termination Fee is not payable, MutualFirst may pursue any and all remedies available to it against Universal on account of a willful and material breach by Universal of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), MutualFirst shall have the right to pursue any and all remedies available to it against Universal on account of the willful and material breach by Universal of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a).  Universal may pursue any and all remedies available to it against MutualFirst on account of a willful and material breach by MutualFirst of any of the provisions of this Agreement.
8.5     Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Universal; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Universal, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6     Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

 GENERAL PROVISIONS
9.1     Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").
9.2     Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)        if to MutualFirst, to:
MutualFirst Financial, Inc.
 110 East Charles Street
Muncie, Indiana 47305-2400
Attention:  David W. Heeter, President and Chief Executive Officer
 Facsimile: (765) 213-4700

with a copy to:
Silver, Freedman, Taff & Tiernan LLP
3299 K Street NW
Suite 100
Washington, DC 20007
Attention: James S. Fleischer
 Facsimile:  (202) 337-5502

(b)        if to Universal, to:
Universal Bancorp
48 North Washington Street
Bloomfield, Indiana 47424
Attention:  William B. McNeely, President
Facsimile: (812) 384-8826

with a copy to:
SmithAmundsen
201 North Illinois Street

Suite 1400
Capital Center, South Tower
Indianapolis, Indiana 46204-4212
Attention: Larry Tomlin
 Facsimile:  (317) 464-4123

9.4     Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5     Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
9.6     Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7     Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Indiana.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against either party.
9.8     Publicity. Neither Universal nor MutualFirst shall, and neither Universal nor MutualFirst shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of MutualFirst, in the case of a proposed announcement or statement by Universal, or Universal, in the case of a proposed announcement or statement by MutualFirst; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10     Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11     Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

MutualFirst and Universal have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
MUTUALFIRST FINANCIAL, INC.

By:	/s/ David W. Heeter
Name:	David W. Heeter
Title:	President and Chief Executive Officer

UNIVERSAL BANCORP, INC.

By:	/s/ William B. McNeely
Name:	William B. McNeely
Title:	President